As filed with the Securities and Exchange Commission on August 13, 2012

Registration Statement No. 333- 138956

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MICRONETICS, INC.

(Name of registrant as specified in its charter)

Delaware	22-2063614
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 Hampshire Drive

Hudson, New Hampshire 03051

(Address of principal executive offices)

Micronetics, Inc. 2006 Equity Incentive Plan

(Full title of the Plan)

Gerald M. Haines II

Secretary

26 Hampshire Drive

Hudson, New Hampshire 03051

(603) 883-2900

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SHARES

Micronetics, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable by the Registrant pursuant to its 2006 Equity Incentive Plan previously registered by the Registrant pursuant to the Registration Statement on Form S-8, Reg. No. 333- 138956 (the “Registration Statement”).

On August 8, 2012, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated June 8, 2012 by and among Mercury Computer Systems, Inc., a Massachusetts corporation (“Mercury”), Wildcat Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Mercury (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity.

At the effective time of the Merger, each share of Registrant Common Stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $14.80 in cash, without interest (the “Merger Consideration”). All outstanding options to acquire shares of Registrant’s Common Stock that were vested at the effective time of the Merger were cancelled and the holders of such options were entitled to receive an amount of cash equal to the excess of the Merger Consideration over the exercise price per share. All outstanding options that were unvested at the effective time of the Merger were assumed by Mercury.

As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chelmsford, Massachusetts, on this 13th day of August, 2012.

MICRONETICS, INC.

By:	/s/ Gerald M. Haines II
Gerald M. Haines II
Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of August 13, 2012.

Signature	Title	Date

/s/ Mark Aslett
Mark Aslett	President and Director (principal executive officer)	August 13, 2012

/s/ Kevin M. Bisson
Kevin M. Bisson	Chief Financial Officer and Director (principal financial officer)	August 13, 2012

/s/ Gerald M. Haines II
Gerald M. Haines II	Secretary and Director	August 13, 2012

/s/ Charles A. Speicher
Charles A. Speicher	Treasurer (principal accounting officer)	August 13, 2012